Exhibit 5.1

                             Davis Polk & Wardwell
                             450 Lexington Avenue
                              New York, NY 10017

                                 212-450-4343


                                                         January 6, 1997


PriCellular Corporation
45 Rockefeller Plaza
New York, New York 10020

Ladies and Gentlemen:

            We have acted as counsel to PriCellular Corporation (the "Company") in connection with the Company's Registration Statement on Form S-3
(No. 333-    ) (the "Registration Statement") filed with the Securities and
Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), for the registration of 1,948,052 shares of the Company's Class A Common Stock, par value $.01 per share (the "Shares").

            We have examined originals or copies certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion.

            On the basis of the foregoing and assuming the due execution and delivery of certificates representing the Shares, we are of the opinion that the Shares have been duly authorized and, when issued and delivered against payment of the agreed consideration therefor in accordance with the terms of the Asset Acquisition Agreement referred to in the prospectus that is part of the Registration Statement, will be validly issued, fully paid and non-assessable.

            We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York, the federal laws of the United States of America and the General Corporation Law of the State of Delaware.
            We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to us under the caption "Legal Matters" in the prospectus.

            This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.


                              Very truly yours,


                              /s/ Davis Polk & Wardwell
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